Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Bats Global Markets, Inc.

We consent to the inclusion in amendment no. 3 to the registration statement on Form S-1 (No. 333-208565) of Bats Global Markets, Inc. (formerly known as BATS Global Markets, Inc.) of our report dated September 28, 2015, with respect to the consolidated statement of financial condition of Direct Edge Holdings LLC and subsidiaries as of December 31, 2013, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year then ended, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri
April 4, 2016